                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charge:

                                                    Three Months Ended        Three Months Ended
                                                    September 30, 1995        September 30, 1996
                                                    ------------------        ------------------
Income (Loss) before provision for income taxes          $ 160                      $(238)
 Add fixed charges
  Interest costs including amortization of debt
   issuance cost                                             3                        426
                                                         -----                      -----
Earnings                                                 $(121)                     $ 188
                                                         =====                      =====

Fixed Charges
 Interest expense including amortization of debt
  issuance cost                                             39                        426
 Capitalized interest                                      175                        518
                                                         -----                      -----
Total Fixed Charges                                        214                        944
                                                         =====                      =====
Ratio of Earnings to Fixed Charges                        (.57)                       .20

Deficiency of Earnings to Cover Fixed Charges            $(335)                     $(756)